UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12

POLYPORE INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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11430 N. Community House Road, Suite 350
Charlotte, North Carolina 28277-1591
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	8:00 AM, Eastern Daylight Time, on May 14, 2009.
PLACE	Ballantyne Business Center, 13850 Ballantyne Corporate Place, Hixon Building, Suite 500, Charlotte, NC 28277
ITEMS OF BUSINESS	To elect Kevin Kruse, Frederick C. Flynn, Jr. and William Dries, the members of Class II of the Board of Directors, each for a term of three years.
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2009 fiscal year.
To transact such other business as may properly come before the 2009 Annual Meeting of Stockholders and any adjournment or postponement of the meeting.
RECORD DATE	You can vote if you were a stockholder of record at the close of business on March 16, 2009.
PROXY VOTING
It is important that your shares be represented and voted at the 2009 Annual Meeting of Stockholders. You can vote your shares by completing and returning your proxy card or, if you are a beneficial owner, in another manner allowed by your broker. See details in the "Questions and Answers About the 2009 Annual Meeting of Stockholders" section under "How do I vote?".

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2009

This Proxy Statement, the accompanying proxy card and Polypore International, Inc.'s
Annual Report on Form 10-K for the 2009 fiscal year are available at:
http://investor.polypore.net/annual-proxy.cfm

April 8, 2009	Lynn Amos Secretary

i

ii

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2009 ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

        We are providing these proxy materials in connection with the solicitation by the Board of Directors of Polypore International, Inc., a Delaware corporation (referred to as Polypore or the Company), of proxies to be voted at our 2009 Annual Meeting of Stockholders and at any adjournment or postponement (referred to as the 2009 Annual Meeting).

        You are invited to attend the 2009 Annual Meeting on May 14, 2009, beginning at 8:00 AM, Eastern Daylight Time. The 2009 Annual Meeting will be held at the Ballantyne Business Center, 13850 Ballantyne Corporate Place, Hixon Building, Suite 500, Charlotte, NC 28277. See the inside back cover of this Proxy Statement for directions.

        Stockholders will be admitted to the 2009 Annual Meeting beginning at 7:30 AM, Eastern Daylight Time.

        These proxy materials, including this proxy statement and the proxy card, are first being mailed to stockholders starting April 8, 2009.

What do I need to bring with me to the 2009 Annual Meeting?

        You will need to present a form of personal photo identification in order to be admitted to the 2009 Annual Meeting.

        If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the 2009 Annual Meeting, you must also present proof of your ownership of Polypore common stock, such as a bank or brokerage account statement, to be admitted to the 2009 Annual Meeting.

Who is entitled to vote at the 2009 Annual Meeting?

        Holders of Polypore common stock at the close of business on March 16, 2009 are entitled to receive these proxy materials and to vote their shares at the 2009 Annual Meeting. As of that date, there were 44,377,560 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the stockholders at the 2009 Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with Polypore's transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, a "stockholder of record." If you are a stockholder of record, these proxy materials have been sent directly to you by Polypore.

        If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the "beneficial owner" of shares held in street name. In that case, these proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet, if available.

 How do I vote?

        You may vote using any of the following methods:

  By Mail

        Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors of the Company (referred to as the Board).

  By Telephone or on the Internet

        Telephone and Internet voting may be available for beneficial owners depending on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

  In Person at the 2009 Annual Meeting

        All stockholders may vote in person at the 2009 Annual Meeting. You may also be represented by another person at the 2009 Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the 2009 Annual Meeting.

        Your vote is important. You can save us the expense of a second mailing by voting promptly.

 What can I do if I change my mind after I vote my shares?

        If you are a stockholder of record, you can revoke your proxy before your shares are voted at the 2009 Annual Meeting by:

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  Written notice to the Secretary of the Company received prior to the date of the 2009 Annual Meeting;

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  Timely delivery of a valid, later-dated proxy; or

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  Voting by ballot at the 2009 Annual Meeting.

        If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the 2009 Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

        All shares that have been properly voted and not revoked will count as voted at the 2009 Annual Meeting.

What is "householding" and how does it affect me?

        We have adopted a procedure approved by the Securities and Exchange Commission (referred to as the SEC) called "householding." Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Stockholders who participate in householding continue to receive separate proxy cards.

        If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Continental Stock Transfer & Trust Company (in writing: 17 Battery Place, New York, New York 10004; by telephone: 212-509-4000).

        If you participate in householding and wish to receive a separate copy of these proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our transfer agent as indicated above.

        Beneficial owners can request information about householding from their banks, brokers or other holders of record.

Is there a list of stockholders entitled to vote at the 2009 Annual Meeting?

        The names of stockholders of record entitled to vote at the 2009 Annual Meeting will be available for inspection at the 2009 Annual Meeting and for ten days prior to the 2009 Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 AM and 4:00 PM, Eastern Daylight Time, at our principal executive offices at 11430 N. Community House Road, Suite 350, Charlotte, North Carolina 28277-1591, by contacting the Secretary of the Company.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

Proposal	Vote Required	Discretionary Voting Allowed?
Election of Class II of the Board	Plurality	Yes
Ratification of Ernst & Young LLP	Majority of Votes Cast	Yes

        The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the 2009 Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A "broker non-vote" occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

        If you are a beneficial owner, your bank, broker or other holder of record has discretionary authority to vote your shares on the election of directors to Class II of the Board and the ratification of Ernst & Young LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you. However, the record holder may not vote on any stockholder proposals properly brought before the meeting absent instructions from you. At the date this Proxy Statement went to press, the Company was not aware of any stockholder proposals for the 2009 Annual Meeting.

  Election of Class II of the Board

        A plurality of the votes cast is required for the election of directors to Class II of the Board. This means that the director nominee with the most votes for a particular slot is elected for that slot. You may vote "for" or "withheld" with respect to the election of directors. Only votes "for" or "withheld" are counted in determining whether a plurality has been cast in favor of a director nominee. Abstentions are not counted for purposes of the election of directors.

   Ratification of Ernst & Young LLP

        The votes cast "for" must exceed the votes cast "against" to approve the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009. Abstentions and, if applicable, broker non-votes, are not counted as votes "for" or "against" these proposals.

Could other matters be decided at the 2009 Annual Meeting?

        At the date this Proxy Statement went to press, we did not know of any matters to be raised at the 2009 Annual Meeting other than those referred to in this Proxy Statement.

        If you are stockholder of record and you have returned your signed and completed proxy card, the Company will have the discretion to vote for you on other matters that are properly presented at the 2009 Annual Meeting for consideration.

Can I access these proxy materials on the Internet?

        These proxy materials are available in PDF and HTML format at http://investor.polypore.net/annual-proxy.cfm and will remain posted until the conclusion of the 2009 Annual Meeting.

Who will pay for the cost of this proxy solicitation?

        We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission.

Who will count the vote?

        Representatives of our transfer agent, Continental Stock Transfer & Trust Company, will tabulate the votes and act as inspectors of election.

GOVERNANCE OF THE COMPANY

Our Corporate Governance Principles and General Information

Role and Composition of the Board of Directors and its Committees

        General.     The Board, which is elected by the stockholders, oversees the management of the Company's business and sets high standards for the Company's directors, officers and employees. The Board selects and monitors the performance of the senior management team, which is charged with the daily operations of the Company's business.

        Board Size.     The Amended and Restated Bylaws of the Company (referred to as the Bylaws) specify that the Board will consist of the number of seats as may be fixed from time to time by resolution of the Board, but that in no event will the number of seats be less than three nor more than 15. There are currently eight seats on the board. However, it is the policy of the Company that the number of directors not exceed a number that can function efficiently as a body. The Nominating and Corporate Governance Committee considers and makes recommendations to the Board concerning the appropriate structure and needs of the Board.

        Selection Criteria.     Candidates are selected for their integrity, diversity, experience, leadership, skill and their ability to exercise sound judgment, among other things. Candidates are chosen with the primary goal of ensuring that the entire Board collectively serves the interests of the stockholders. The Nominating and Corporate Governance Committee considers candidates for re-election and to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason. In identifying and recommending director nominees, the Nominating and Corporate Governance Committee may take into account factors that they determine appropriate, including any recommendations made by senior management and stockholders of the Company. The Nominating and Corporate Governance Committee does not solicit recommendations of director candidates, but will consider stockholder recommendations of director candidates sent to the Nominating and Corporate Governance Committee c/o the Company. Final approval of a candidate is determined by the full Board. See "Criteria for Board Membership" below in the "Governance Information" section of this Proxy Statement for more information.

        Director Service on Other Public Boards.     The Company does not limit the number of public company boards on which its directors may serve. However, each director nominee must carefully evaluate his or her existing demands before accepting his or her position on the Board or any of the Board committees or agreeing to serve on the board of another company in the future. The Nominating and Corporate Governance Committee reviews the number of public boards on which a director may sit on a case-by-case basis. Each director is required to advise the Board and the Nominating and Corporate Governance Committee if he or she has accepted an invitation to serve on the board of another public company. Under the New York Stock Exchange (the "NYSE") rules, if an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service does not impair the ability of such member to effectively serve on the Audit Committee of the Company. None of the Audit Committee members serve on the audit committees of more than three public companies.

        Director Compensation.     The Board, in conjunction with the Compensation Committee, annually reviews and determines the compensation of directors.

        Director Retirement.     The Company does not have a mandatory age by which a director is required to resign. The Nominating and Corporate Governance Committee recommends to the Board on a case-by-case basis whether a director should be nominated for re-election.

         Term Limits.     The Board does not impose term limits on directors' service, nor does it believe in automatic annual re-nomination. The Board self-evaluation process is an important determinant for continuing service.

        Committees.     It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a public company. Currently these committees are the Audit Committee, Compensation Committee, Executive Committee and Nominating and Corporate Governance Committee. The members and chairs of our Board committees are recommended to the Board by the Nominating and Corporate Governance Committee and elected to such committees by the full Board.

        Chief Executive Officer Performance Goals and Annual Evaluation.     The Compensation Committee is responsible for setting annual and long-term performance goals for the Chief Executive Officer and for evaluating his performance against such goals. The Compensation Committee meets annually with the Chief Executive Officer to receive his recommendations concerning such goals. Both the goals and the evaluation are then considered by the Compensation Committee. The Compensation Committee then meets with the Chief Executive Officer to evaluate his performance against such goals.

        Senior Management Performance Goals.     The Chief Executive Officer is responsible for setting annual and long-term performance goals and compensation for his direct reports.

        Communication with Stakeholders.     The Chief Executive Officer is responsible for establishing effective communications with the Company's stakeholder groups, i.e., stockholders, customers, company associates, communities, suppliers, creditors, governments and corporate partners. It is the policy of the Company that management speaks for the Company. This policy does not preclude outside directors from meeting with stockholders or other stakeholder groups, but in most circumstances, any such meetings would be held with management present. See "Communications with Directors" in the "Corporate Governance" section relating to direct communications with the Board or with certain members or committees of the Board.

Board and Committee Processes and Functions

        Agenda.     The Chairman of the Board sets the agenda for Board meetings with the understanding that the Board is responsible for providing suggestions for agenda items that are aligned with the advisory and monitoring functions of the Board. Any member of the Board may request that an item be included on the agenda. The chair of each Board committee (and if the committee has no chair, one of its members), in consultation with committee members and the appropriate members of management and staff, develop committee agendas.

        Materials.     Materials related to agenda items are provided to Board and Board committee members sufficiently in advance of Board meetings to allow the directors to prepare for discussion of the items at the meeting.

        Meetings.     The frequency, length and agenda of meetings of each of the Board and its committees are determined by the Chairman of the Board or the chair of the applicable committee (or, if the committee has no chair, by a member of the committee), subject to the NYSE and SEC rules. At the invitation of the Board or its committees, as applicable, members of senior management attend Board and Board committee meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board or its committees are made by the manager responsible for that area of the Company's operations.

        Director Access to Corporate and Independent Advisors.     Board members have access to all members of management and employees of the Company and, as necessary and appropriate, Board members may consult with independent legal, financial and accounting advisors to assist in their duties to Polypore and its stockholders.

        Executive Sessions.     Executive sessions and meetings of outside directors without management present are held regularly to review the report of the independent registered public accounting firm, the criteria upon which the performance of the Chief Executive Officer and other senior managers is based, the performance of the Chief Executive Officer against such criteria, the compensation of the Chief Executive Officer and other senior managers and any other relevant matters. Mr. Graff presides at all executive sessions of the non-management directors. Meetings are held from time to time with the Chief Executive Officer for a general discussion of relevant subjects. In 2008, the non-management directors met in executive session four times.

        Annual Self-Evaluation.     The Board, under the direction of the Nominating and Corporate Governance Committee, prepares an annual performance self-evaluation. In addition, each Board committee is responsible for preparing an annual performance self-evaluation and reviewing its findings with the board.

        Annual Meeting Attendance.     The Company encourages all Board members to attend the Company's annual meeting of stockholders. The Company expects that Board members will attend the 2009 Annual Meeting of Stockholders if possible. Six members of the Board attended the 2008 Annual Meeting of Stockholders in person or telephonically.

Corporate Governance Guidelines

        Our Corporate Governance Guidelines consist of a set of principles under which Polypore is governed. Since the Board is charged with ultimate governance of the Company, the guidelines principally address the Board's governance role and functions. These topics include:

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  Director qualifications;

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  Director responsibilities;

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  Director access to management and to select outside advisors;

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  Director compensation; and

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  Director orientation and continuing education.

        From time to time we revise our Corporate Governance Guidelines in response to changing regulatory requirements, evolving best practices and input from of our stockholders and other constituents. The Corporate Governance Guidelines are reviewed by the Board at least annually. Our Corporate Governance Guidelines are published on our website at http://investor.polypore.net/governance.cfm.

Polypore Corporate Governance Website

        In addition to our Corporate Governance Guidelines, other information relating to corporate governance at Polypore is available on our website, including information relating to:

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  The members of the Board;

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  Our Board committees, including their charters and current members;

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  Polypore's Code of Business Conduct and Ethics, as applicable to the Board, our officers, including our Chief Executive Officer and Chief Financial Officer, and all other employees of the Company and its subsidiaries;

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  How to communicate with members of the Board; and

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  Investor Frequently Asked Questions.

        We will provide copies of any of the foregoing information without charge upon written request to Polypore International, Inc., Investor Relations, 11430 N. Community House Road, Suite 350, Charlotte, North Carolina 28277-1591.

Governance Information

Director Independence

        A majority of the members of the Board and the entirety of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must be "independent" in accordance with the listing standards of the NYSE. There is no such requirement for the Executive Committee. The Board, on an annual basis, reviews the independence of all Board members, affirmatively makes a determination as to the independence of each Board member and discloses those determinations. For a Board member to be independent, the Board must affirmatively determine that, in its business judgment, the Board member has no material relationship with the Company, except as a Board member. In making that determination, the Board adheres to the independence requirements of the NYSE. One of the factors considered by both the Nominating and Corporate Governance Committee and the Board in their recommendation or approval of director nominees is their potential status as an Independent Director. Board members or director nominees that are determined to be independent either meet or exceed the independence test of the NYSE rules, including the requirement that Independent Directors cannot have any material relationship (as described in the NYSE rules) with the Company other than as a director.

        With the assistance of legal counsel to the Company, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for Board member and Board committee member independence, our Director Qualification Standards and the criteria applied to determine "audit committee financial expert" status. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board and the Board made its independence and "audit committee financial expert" determinations based upon the Nominating and Corporate Governance Committee's report and the supporting information.

        As a result of this review, the Board affirmatively determined that all of the members of the Board are Independent Directors except for Robert B. Toth, who is not an Independent Director because of his employment as Chief Executive Officer of the Company.

Criteria for Board Membership

        The Nominating and Corporate Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in soliciting candidates with those qualifications.

        In addition, the Board has adopted a formal set of categorical Director Qualification Standards (which are set forth in Polypore's Corporate Governance Guidelines) that the Nominating and Corporate Governance Committee uses in its recruitment, review and recommendation to the Board of director nominees, and that the Board uses in its assessment and ultimate approval of director nominees recommended by the Nominating and Corporate Governance Committee. The Director Qualification Standards include the following:

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  Each director should bring to the Company a range of skill, experience, knowledge and judgment. It is not the duty of a director to represent a particular constituency, but to act in favor of the Company and its stockholders.

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  Directors should demonstrate competence in one or more of the following areas: accounting or finance, business or management experience or knowledge, industry knowledge or experience, crisis management or leadership and strategic planning. The Board as a whole should be competent in substantially all of these areas. Each member should be able to provide a useful perspective on significant risks and competitive advantages facing the Company.

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  Directors should be active. They should maintain an attitude of constructive skepticism and participate in corporate affairs by asking questions that require accurate, honest responses. They should thoroughly evaluate and respond to communications from management.

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  Directors must act with integrity and be committed to the Company, its business plans and long-term stockholder value.

        In addition, pursuant to our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers whether or not the candidate can be considered by the Board as an Independent Director (see "Director Independence" above) and the number of other boards of public companies on which a candidate serves.

        The Nominating and Corporate Governance Committee considers candidates for the Board suggested by our stockholders, provided that the recommendations are made in accordance with the procedures required under our Bylaws and described in this Proxy Statement under the heading "Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders." Stockholder nominees for the Board whose nominations comply with these procedures and who meet the criteria outlined above, in the Nominating and Corporate Governance Committee's Charter and in our Corporate Governance Guidelines, will be evaluated by the Nominating and Corporate Governance Committee in the same manner as the committee's nominees for the Board.

        The full text of our Director Qualification Standards can be found in Polypore's Corporate Governance Guidelines, which are published on our website at http://investor.polypore.net/governance.cfm.

Communications with Directors

        Stockholders and other interested parties may communicate with the Chairman of the Board and any other member of the Board, including non-management directors and the members of the Audit, Compensation and Nominating and Corporate Governance Committees, on Board-related issues by directing the communication to such members or committees c/o Company Secretary, Polypore International, Inc., 11430 North Community House Road, Suite 350, Charlotte, North Carolina 28277-1591.

        Relevant communications are distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, certain items that are unrelated to the duties and responsibilities of the Board will be excluded, such as:

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  Business solicitations or advertisements;

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  Junk mail and mass mailings;

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  New product suggestions;

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  Product complaints;

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  Product inquiries;

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  Resumes and other forms of job inquiries; and

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  Surveys.

        In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any outside director upon request.

Polypore Code of Business Conduct and Ethics

        Members of the Board and all of our employees, including our Chief Executive Officer and Chief Financial Officer, are required to abide by Polypore's Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. This policy forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. Our policies and procedures cover all areas of professional conduct, including conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

        Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of Polypore's Code of Business Conduct and Ethics. As required by the Sarbanes-Oxley Act of 2002, our Audit Committee has procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The full text of the Code of Business Conduct and Ethics is published on our website at http://investor.polypore.net/governance.cfm. We will disclose any future amendments to, or waivers from, these ethical policies and standards for senior officers and directors on our website within four business days following the date of such amendment or waiver.

Board and Committee Membership

        Our business, property and affairs are managed under the direction of the Board. Members of the Board are kept informed of our business through discussions with our Chief Executive Officer and other senior officers, by reviewing materials provided to them, by visiting our offices and plants and by participating in meetings of the Board and its committees.

        During 2008, the Board met seven times and had four committees. Those committees consisted of an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and an Executive Committee. Each of our incumbent directors attended at least 75% percent of the regularly scheduled and special meetings of the Board and meetings of the Board committees on which they served in 2008.

        The table below provides 2008-2009 membership and meeting information for each of the Board committees.

Name	Title	Audit		Compensation		Nominating and Corporate Governance		Executive Committee
Michael Graff	Chairman of the Board	X	(2)	X				X
David A. Barr	Director					X
Kevin Kruse	Director			X				X
W. Nicholas Howley	Director			X	(3)
Frederick C. Flynn, Jr.(1)	Director	X	*
William Dries(1)	Director	X				X	(4)
Robert B. Toth	Director, President and							X
	Chief Executive Officer
Charles L. Cooney	Director	X	(2)
2008 Meetings	N/A	9		3		2		0	(5)

(1)
Audit Committee Financial Expert.

(2)
Mr. Cooney became a member of the Board on April 8, 2008, at which time he replaced Mr. Graff as a member of the Audit Committee.

(3)
Mr. Howley became a member of the Compensation Committee on January 29, 2009.

(4)
Mr. Dries became a member of the Nominating and Corporate Governance Committee on January 29, 2009.

(5)
The Executive Committee was formed on May 12, 2008.

*
Committee Chair

The Audit Committee

        Polypore has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee is governed by a Board-approved charter stating its responsibilities. Under its charter, the Audit Committee is responsible for reviewing the adequacy and effectiveness of internal controls over financial reporting with Polypore's independent registered public accounting firm, internal auditors and Company management. The committee reviews and consults with management, the internal auditors and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases and the accounting principles applied. The Audit Committee is also responsible for appointing, retaining and evaluating the Company's independent registered public accounting firm. The committee is directly responsible for the compensation, retention and oversight of the Company's independent registered public accounting firm and evaluates the independent registered public accounting firm's qualifications, performance and independence. The committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures.

        The committee is also responsible for reviewing and discussing with management the Company's policies with respect to risk assessment and risk management and reviewing related person transactions.

        The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company (See "Polypore Code of Business Conduct and Ethics" in the "Governance Information" section of this Proxy Statement). Further detail about the role of the Audit Committee may be found in the section entitled "Audit Committee Report" later in this Proxy Statement.

        The Board has determined that Audit Committee members Messrs. Flynn and Dries are "audit committee financial experts" for purposes of the SEC's rules. The Board has also determined that each of the members of the Audit Committee meets the requirements of SEC Rule 10A-3 applicable to Audit Committee members. Furthermore, the Board has determined that each of the members of the Audit Committee is an Independent Director.

        A copy of the Audit Committee Charter is available on our website at http://investor.polypore.net/governance.cfm.

The Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is governed by a Board-approved charter stating its responsibilities. Under the terms of its charter, the Nominating and Corporate Governance Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board. This includes developing criteria for Board membership and recommending and recruiting director candidates. The committee also considers possible conflicts of interest of Board members and senior officers and monitors the functions of the various committees of the Board.

        The Nominating and Corporate Governance Committee advises on the structure of Board meetings and recommends matters for consideration by the Board. The committee is directly responsible for overseeing the evaluation of the Board and its committees and reviewing our Director Qualification Standards. It also assists management by reviewing succession plans for elected corporate officers.

        A copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://investor.polypore.net/governance.cfm.

        The Board has determined that each of the members of the Nominating and Corporate Governance Committee is an Independent Director.

The Compensation Committee

        The Compensation Committee is governed by a Board-approved charter stating its responsibilities. Under the terms of its charter, the Compensation Committee administers the Company's executive compensation program and reviews director compensation. The committee also oversees Polypore's compensation and benefit plans and policies, administers its stock plans (including a review of equity grants to officers) and reviews and approves annually all compensation decisions relating to officers, including those for the Chief Executive Officer and the other executive officers named in the Summary Compensation Table.

        The Compensation Committee can delegate its authority under its charter to subcommittees of the Compensation Committee in its discretion, as long as the actions taken by such subcommittees are not inconsistent with the obligations and responsibilities of the Compensation Committee.

        In addition to reviewing executive officer compensation against that of their contemporaries in the Company's peer group, the Compensation Committee considers recommendations from the Chief Executive Officer regarding compensation for those executives reporting directly to him as well as other officers, and approves compensation for such officers. Management provides to the committee historical and prospective breakdowns of the total compensation components for each executive officer.

        The Board has determined that each of the members of the Compensation Committee is an Independent Director. In addition, each committee member is a "Non-Employee" director as defined in the Exchange Act, and is an "outside director" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the Code).

        Polypore's corporate human resources department supports the Compensation Committee in its work. In addition, the committee has sole and absolute authority to engage the services of outside advisors, experts and others to assist the committee. The Compensation Committee engaged a compensation consultant in 2008 to advise it on compensation design and policy.

        A copy of the Compensation Committee Charter is available on our website at http://investor.polypore.net/governance.cfm.

  Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Messrs. Graff, Kruse and Howley. Since the beginning of the Company's last fiscal year, none of the members of the Compensation Committee is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company's Compensation Committee or the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and certain of our officers and any persons who own more than ten percent of our common stock to file reports of holdings and transactions in Polypore common stock with the SEC. Such persons are required to furnish Polypore with copies of all such filings. Based solely on our review of copies of such reports furnished to us and written representations from our directors and our officers who are subject to Section 16(a) filing requirements, we believe that all Section 16(a) filing requirements were met in the 2008 fiscal year.

RELATED PERSON TRANSACTIONS AND INDEMNIFICATION

Review of Related Person Transactions

        The Board has adopted a written Transactions with Related Persons Policy (referred to as the Related Person Policy) that is administered by the Audit Committee. The Related Person Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a "related person" as defined by the SEC has a direct or indirect material interest, referred to in the Related Person Policy as an interested transaction.

        Interested transactions are to be submitted to the Audit Committee for approval, ratification or other action at its next meeting or, in those instances in which senior management determines that it is not practicable or desirable to wait until the next Audit Committee meeting, to the Audit Committee chair, provided the transaction involves less than $1,000,000 in the aggregate. The Audit Committee or its chair, as applicable, may approve, based on good faith consideration of all the relevant facts and circumstances, only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders. The Related Person Policy also provides for standing approval for certain categories of transactions such as matters that are required to be disclosed to the SEC and transactions where all stockholders receive proportional benefits.

        The Related Person Policy provides that if advance approval of an interested transaction is not obtained, it must be promptly submitted to the Audit Committee for possible ratification, approval, amendment, termination or rescission.

Transactions with Related Persons

        Neither the Company nor any of its subsidiaries entered into any interested transactions since the beginning of the Company's last fiscal year, nor are there any currently proposed.

Indemnification

        We indemnify our directors and our elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our Amended and Restated Certificate of Incorporation.

 SECURITIES OWNERSHIP OF OFFICERS AND DIRECTORS AND CERTAIN BENEFICIAL OWNERS

Officers and Directors

        The following table describes, as of March 16, 2009, the beneficial ownership of Polypore's common stock held by each member of the Board, by our Chief Executive Officer and the other executive officers named in the Summary Compensation Table in the "Executive Compensation" section of this Proxy Statement (referred to as Named Executive Officers) and by the members of the Board and Named Executive Officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Robert B. Toth President, Chief Executive Officer and Director	332,529	(1)	*
Lynn Amos Chief Financial Officer, Treasurer and Secretary	68,607	(2)	*
Josef Sauer Vice President and General Manager, Separations Media	37,432	(3)	*
Mitchell J. Pulwer Vice President and General Manager, Energy Storage—Electronics	37,432	(4)	*
Pierre Hauswald Vice President and General Manager, Energy Storage—Transportation and Industrial	44,036	(5)	*
Michael Graff Chairman of the Board	21,193,840	(6)	47.7
David A. Barr Director	21,193,840	(6)	47.7
Kevin Kruse Director	21,193,840	(6)	47.7
W. Nicholas Howley Director	14,711		*
Frederick C. Flynn, Jr. Director	18,959		*
William Dries Director	1,062		*
Charles L. Cooney Director	411		*
All Directors and Executive Officers (14 persons)	21,753,019		49.0

*
Percentages less than one percent are denoted by an asterisk.

(1)
Includes 47,700 shares of common stock held by the Robert B. Toth Revocable Trust and 284,829 shares of common stock subject to options, exercisable within 60 days of March 16, 2009.

(2)
Includes 56,607 shares of common stock subject to options, exercisable within 60 days of March 16, 2009.

(3)
Includes 37,432 shares of common stock subject to options, exercisable within 60 days of March 16, 2009.

(4)
Includes 37,432 shares of common stock subject to options, exercisable within 60 days of March 16, 2009.

(5)
Includes 44,036 shares of common stock subject to options, exercisable within 60 days of March 16, 2009.

(6)
Includes 21,193,840 shares of common stock owned collectively by Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P. and PP Holding, LLC. Messrs. Graff, Barr and Kruse are general partners of Warburg Pincus & Co. and are managing directors and members of Warburg Pincus LLC, both of which are affiliates of Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P. and PP Holding, LLC. Messrs. Graff, Barr and Kruse are therefore deemed to be beneficial owners of such shares of common stock. See Footnote 2 to the "Certain Beneficial Owners" table below.

Certain Beneficial Owners

        The following table describes, as of March 16, 2009, the persons known by us to be beneficial owners of more than five percent of Polypore's common stock. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address for the persons listed in the table is: c/o Warburg Pincus & Co., 466 Lexington Avenue, New York, New York 10017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Warburg Pincus Private Equity VIII, L.P.(1)	15,817,986	35.6
Warburg Pincus International Partners, L.P.(1)	15,817,986	35.6
PP Holding, LLC(1)	10,442,132	23.5
Warburg Pincus Partners LLC(1)	21,193,840	47.7
Warburg Pincus & Co.(1)	21,193,840	47.7
Warburg Pincus LLC(1)	21,193,840	47.7
Lord, Abbett & Co. LLC(2) 90 Hudson Street Jersey City, NJ 07302	2,807,609	6.3

(1)
Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus International Partners, L.P. are each direct record holders of 5,375,854 shares of Polypore common stock. By virtue of their position as the managing members of PP Holding LLC, they each are deemed to be the beneficial owner of an additional 10,442,132 shares of common stock of which PP Holding, LLC is the direct record holder. Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus International Partners, L.P. own approximately 99% of PP Holding, LLC.

  The sole general partner of Warburg Pincus Private Equity VIII, L.P. and of Warburg Pincus International Partners, L.P. is Warburg Pincus Partners LLC. Warburg Pincus & Co. is the managing member of Warburg Pincus Partners LLC. Warburg Pincus LLC manages Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus International Partners, L.P. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of Warburg Pincus and Co-Presidents and Managing Members of Warburg Pincus, LLC. Mr. Kaye and Mr. Landy may be deemed to control Warburg Pincus. Each of Warburg Pincus & Co., Warburg Pincus Partners LLC, Warburg Pincus LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of the common stock except to the extent of any indirect pecuniary interest therein.

(2)
Based on the Schedule 13G filed by Lord, Abbett & Co. LLC with the SEC on February 13, 2009.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—Election of Directors

Director Nominees

        Three current members of the Board, Kevin Kruse, Frederick C. Flynn, Jr. and William Dries (all of the members of Class II), are standing for re-election, to hold office until the Company's 2012 Annual Meeting of Stockholders. A plurality of votes cast is required for the election of directors. Each director nominee elected to the Board will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

        We expect each director nominee for election to the Board to be able to serve if elected. If any director nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute director nominees, unless the Board chooses to reduce the number of directors serving on the Board.

        The principal occupation and certain other information about the director nominees is set forth in the table below.

        If you are a stockholder of record, unless you indicate on the proxy card that your vote should be withheld from any or all of the director nominees, the Company will vote the proxy for each of the director nominees.

        The Board unanimously recommends a vote FOR the election of Messrs. Kruse, Flynn and Dries as members of the Board.

 Stockholders Agreement

        On May 13, 2004, the Company entered into a Stockholders Agreement with Warburg Pincus (referred to as the Stockholders Agreement). According to the Stockholders Agreement, Warburg Pincus has the right to designate up to three members of the Board. Currently, Warburg Pincus has designated David A. Barr, Michael Graff and Kevin Kruse as its representatives on the Board under the Stockholders Agreement. See the table below for more information regarding the relationship of Messrs. Barr, Graff and Kruse to Warburg Pincus.

 Biographical Information of Our Directors and Executive Officers

        The principal occupation and certain other information about the current members of the Board and members of senior management are set forth in the following table.

Nominees for Election to the Board of Directors at the 2009 Annual Meeting

Name	Age as of the 2009 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships	Class
Kevin J. Kruse Director	39

Mr. Kruse became a director in 2004 pursuant to the Stockholders Agreement. Mr. Kruse has been a member and managing director of Warburg Pincus LLC since January 2006 and was previously a Vice President of Warburg Pincus LLC beginning in January 2003 and has been employed by Warburg Pincus LLC since February 2002. Prior to joining Warburg Pincus LLC, Mr. Kruse was employed by AEA Investors Inc., an investment company, where he focused on private equity opportunities in industrial and consumer products companies. Before that, he was employed by Bain & Co., a management consulting firm. Mr. Kruse is a director of Builders FirstSource, Inc. Mr. Kruse received an A.B. degree in Government from Dartmouth College. Affiliates of Warburg Pincus own common stock and have the right to recommend members to the Board of Directors of Polypore. See "Stockholders Agreement" above for information regarding Warburg Pincus's designation of Mr. Kruse to the Board.

			Class II

Name	Age as of the 2009 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships	Class
Frederick C. Flynn, Jr. Director	58

Mr. Flynn joined the Board and became chair of the Audit Committee as of June 27, 2007. Mr. Flynn is currently an independent financial consultant. Prior to that, Mr. Flynn was the Executive Vice President—Finance and Administration and Chief Financial Officer of Kionix, Inc. until 2008. From January 1999 through September 2005, Mr. Flynn was a director and served as Senior Vice President—Finance & Administration and Chief Financial Officer of CUNO, Inc., a filtration equipment manufacturer. From January 1997 through 1998, Mr. Flynn served as Senior Vice President—Finance and Chief Financial Officer of GE Capital Information Technology Solutions, a computer systems distributor and service provider. In 1996 he was Senior Vice President—Finance of National Medical Care, Inc., a healthcare services provider, and from 1979 to 1995 he was with United Technologies Corporation, a global diversified industrial corporation, the last six years as Vice President—Treasurer. Mr. Flynn is a director and chair of the audit committee of ATMI, Inc., a supplier of materials to microelectronic products manufacturers. Mr. Flynn holds a B.S. degree in Economics from Boston College and an M.B.A. from the University of Connecticut.

			Class II
William Dries Director	57

Mr. Dries became a director on September 26, 2007. Mr. Dries is currently Senior Vice President and Chief Financial Officer of EnPro Industries. Prior to assuming his current role at EnPro, Mr. Dries was affiliated with EnPro and Goodrich Corporation, the former parent company of EnPro, from September 2001. From 1985 until 2001, Mr. Dries was employed by United Dominion Industries, where he was Senior Vice President and Chief Financial Officer, having previously served as Manager of Accounting and Senior Vice President of Finance and Controller. A certified public accountant, Mr. Dries was an audit principal for Ernst & Young in New York for 11 years before joining United Dominion. Mr. Dries received his B.S. degree in Business Administration and an M.B.A. from Rutgers University.

			Class II

 Current Members of the Board of Directors Not Standing for Re-Election
at the 2009 Annual Meeting and Executive Officers

Name	Age as of the 2009 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships	Class
David A. Barr Director	45

Mr. Barr became a director in 2004 pursuant to the Stockholders Agreement. Mr. Barr has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 2001. Prior to joining Warburg Pincus LLC, Mr. Barr was a managing director at Butler Capital, an investment company, where he focused on industrial and consumer leveraged buyout transactions for more than ten years. Mr. Barr is a director of TransDigm, Builders FirstSource, Inc. and Neiman Marcus Group, Inc., a retailer. He holds a B.A. degree in Economics from Wesleyan University and an M.B.A. from Harvard Business School. Affiliates of Warburg Pincus own common stock and have the right to recommend members to the Board of Directors of Polypore. See "Stockholders Agreement" above for information regarding Warburg Pincus's designation of Mr. Barr to the Board.

			Class III
Charles L. Cooney Director	64

Professor Cooney has been the Robert T. Haslam Professor of Chemical and Biochemical Engineering in the Department of Chemical Engineering at the Massachusetts Institute of Technology (MIT) since 2007. He has been with MIT since 1970 and is the founding Faculty Director of the Deshpande Center for Technological Innovation. Professor Cooney has won several prestigious awards including the 1989 Gold Medal of the Institute of Biotechnological Studies (London) and has published over 20 patents. Professor Cooney served on the board and was an audit committee member of CUNO Incorporated from 1996 until 2005. He currently serves as a consultant to a number of biotech and pharmaceutical companies and sits on the Boards of Directors of Genzyme Corporation, BioProcessors Corporation, LS9 Inc. and Biocon, Ltd. (India).

			Class III

Name	Age as of the 2009 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships	Class
Michael Graff Chairman of the Board	57

Mr. Graff became Chairman of the Board in 2004 pursuant to the Stockholders Agreement. Mr. Graff has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since October 2003 and has served as an advisor to Warburg Pincus LLC from July 2002 until October 2003. Prior to working with Warburg Pincus LLC, Mr. Graff spent six years with Bombardier, a transportation equipment manufacturer, first as President of Business Aircraft and later as President and Chief Operating Officer of Bombardier Aerospace Group. Prior to joining Bombardier, Mr. Graff spent 15 years with McKinsey & Company, Inc., a management consulting firm, as a partner in the New York, London and Pittsburgh offices. Mr. Graff is a director of TransDigm Group Inc. (referred to as TransDigm), a producer of aircraft components, Builders FirstSource, Inc., a building products manufacturer, and CAMP Systems International, a provider of aviation management products. Mr. Graff received an A.B. degree in economics from Harvard College and an M.S. degree in Management from M.I.T. Affiliates of Warburg Pincus own common stock and have the right to recommend members to the Board of Directors of Polypore. See "Stockholders Agreement" above for information regarding Warburg Pincus's designation of Mr. Graff to the Board.

			Class I
W. Nicholas Howley Director	57

Mr. Howley has been a member of the Board since January 31, 2007. Mr. Howley currently serves as the Chairman of the Board of Directors and Chief Executive Officer of TransDigm. Mr. Howley has served as Chief Executive Officer of TransDigm since December 2001 and has served in various roles with TransDigm since TransDigm's inception in September 1993. Mr. Howley is also a director of Satair A/S, a Danish public company. Mr. Howley received a B.S. degree in engineering from Drexel University and an M.B.A. from Harvard University.

			Class I

Name	Age as of the 2009 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships	Class
Robert B. Toth President, Chief Executive Officer and Director	48

Mr. Toth became our President, Chief Executive Officer and a director on July 6, 2005. Mr. Toth previously was Chief Executive Officer and President of CP Kelco ApS, a leading global manufacturer of hydrocolloids, with more than 2,000 customers in over 100 countries and facilities in North America, Europe, Asia and Latin America. Prior to joining CP Kelco in June of 2001, he spent 19 years at Monsanto and Solutia Inc. in roles of increasing responsibility, most recently as Vice President and General Manager of the Resins and Additives division of Solutia. Mr. Toth earned a B.S. degree in Industrial Management from Purdue University, and an M.B.A. from the John M. Olin School of Business at Washington University in St. Louis, Missouri.

			Class III
Lynn K. Amos Chief Financial Officer, Treasurer and Secretary	43

Mr. Amos has served as our Chief Financial Officer since February 2002. Prior to his current role, Mr. Amos served as Director of Corporate Development and Corporate Controller at The InterTech Group, a private holding company for a diverse group of businesses. In these roles, Mr. Amos was directly involved in our financial and acquisition activities. Prior to joining The InterTech Group, Mr. Amos worked in a variety of financial roles at Umbro International, Reeves Industries, Inc. and Price Waterhouse. Mr. Amos holds a B.S. degree from Western Carolina University and is a Certified Public Accountant.

			N/A

Name	Age as of the 2009 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships	Class
Josef Sauer Vice President and General Manager, Separations Media	57

Mr. Sauer has served as Vice President and General Manager of Separations Media since June 1, 2006. From July 2005 until joining Polypore, Mr. Sauer served as Business Director, Liquid Coating Resins & Additives (Europe, Middle East and Asia) for Cytec Surface Specialties based in Brussels, Belgium. From June 2003 to July 2005, Mr. Sauer served as Global Manager, Liquid Coating Resins for Surface Specialties UCB SA and from February 2003 to June 2003, he served as Business Director, Technical Products for Surface Specialties Germany GmbH & Co KG of the UCB-Group. From July 2002 to February 2003, Mr. Sauer served as Business Director, Technical Products for Solutia Inc. and from January 2000 to July 2002, he served as Commercial Director and Director, Marketing Technical Service (Europe, Middle East and Africa), Resins and Additives for Solutia Inc. In addition to an undergraduate degree in Organic Chemistry, Mr. Sauer holds a Ph.D. in Organic Chemistry from University Dortmund, Dortmund, Germany.

			N/A
Mitchell J. Pulwer Vice President and General Manager, Energy Storage—Electronics	56

Mr. Pulwer has served as Vice President and General Manager of Energy Storage—Electronics since April 17, 2006. Mr. Pulwer previously served as Vice President and General Manager at Solutia, Inc., from 2004 to 2006, where he led steady growth of the company's $600 million interlayer film division. Before that, he held roles of increasing responsibility in marketing, sales and business development in Solutia's Saflex business, from 1997 to 2004. In addition to an undergraduate degree in Chemistry, Mr. Pulwer has an M.B.A. from Washington University, St. Louis, Missouri, a Ph.D. in Organic Chemistry from the State University of New York-Buffalo and a Postdoctoral Fellowship at Yale University, New Haven, Connecticut. He holds 16 patents and has been published in 14 technical publications.

			N/A

Name	Age as of the 2009 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships	Class
Pierre A. Hauswald Vice President and General Manager, Energy Storage—Transportation and Industrial	55

Mr. Hauswald has served as Vice President & General Manager of Energy Storage—Transportation and Industrial since June 2004. Since joining Polypore in 1981, he has held several management positions of increasing responsibility, which included Quality Control Manager, Site Manager, Worldwide Manufacturing Manager and Vice President of Manufacturing and Engineering. Mr. Hauswald graduated from the Institut National des Sciences Appliques in Lyon as a Diplomed Engineer in Chemistry and Macro-molecules.

			N/A
John J. O'Malley Senior Vice President, Human Resources	53

Mr. O'Malley has served as Senior Vice President, Human Resources since August 2005. Mr. O'Malley previously served as Senior Vice President-Human Resources for Southfield, Michigan-based GST AutoLeather, from 2003 to 2005, for which he directed all human resources activities. Before that, he held positions with increasing responsibility in human resources at several companies, including Certainteed Corporation, Formica Corporation, Clopay Corporation and Solutia Inc. Mr. O'Malley has a B.A. degree in Psychology from Lafayette College in Easton, Pennsylvania, and is a graduate of the University of Michigan Senior Executive Human Resources Program.

			N/A
Phillip E. Bryson General Counsel	39

Mr. Bryson has served as General Counsel since July 2004, after having served as General Counsel and Corporate Secretary for Polymer Group, Inc., a global manufacturer of non-woven fabrics, from March 2003 until July 2004. He previously served as Deputy General Counsel at the InterTech Group where he focused on merger and acquisition activity. Mr. Bryson earned his B.S. degree in Finance and Business Economics from the University of South Carolina, and his J.D. from Columbia University in New York.

			N/A

ITEM 2—Ratification of Independent Registered Public Accounting Firm

        The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2009.

        Representatives of Ernst & Young LLP will be present at the 2009 Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

        We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders' views on the Company's independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Board and the Audit Committee to consider the selection of a different firm. However, if the Board determines it to be in the best interests of the Company to retain Ernst & Young LLP as our independent registered public accounting firm, it may do so in its sole discretion, despite the stockholders failure to ratify the selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

        The Board unanimously recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009.

 Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the fiscal years ended January 3, 2009 and December 29, 2007, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2008	2007
Audit Fees(1)	$1,820,000	$1,860,000
Audit-Related Fees	0	7,000
Tax Fees(2)	621,000	748,000
All Other Fees(3)	3,000	3,000

Total	$2,444,000	$2,618,000

    (1)
    "Audit Fees" represent fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements included in our Annual Reports on Form 10-K, the review of financial statements included in our Quarterly Reports on Form 10-Q and any services normally provided by Ernst & Young LLP in connection with statutory and regulatory filings (including the Company's follow-on public offering) or engagements.

    (2)
    "Tax Fees" represent fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.

    (3)
    "All Other Fees" represent fees for products and services provided by Ernst & Young LLP, other than services reported under "Audit Fees," "Audit-Related Fees" and "Tax Fees."

 Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        Generally, before an independent registered public accountant is engaged by the Company to render audit or non-audit services, the engagement is approved by the Audit Committee. Any subsequent changes in audit, audit-related, tax or other services to be provided by the independent registered public accountant due to changes in scope of work, terms, conditions or fees of the engagement must be pre-approved by the Audit Committee. Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accountant and the Chief Financial Officer of the Company and must be consistent with applicable SEC regulations regarding auditor independence.

        Prior to approving non-audit services, the Audit Committee considers whether those non-audit services are compatible with maintaining our principal independent registered public accountant's independence.

        During fiscal year 2008, all services were pre-approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

Audit Committee Report

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

        In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company's consolidated financial statements. The Audit Committee has discussed significant accounting policies applied by Polypore in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

        In addition, the Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor's independence from Polypore and its management. As part of that review, the Audit Committee received the written disclosures and letter required by the Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence and by all relevant professional and regulatory standards relating to the independent registered public accounting firm's independence from the Company. The Audit Committee also considered whether Ernst & Young LLP's non-audit services to the Company were compatible with the independence requirements and concluded their independence was not compromised by the provision of these services.

        The Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management. The Audit Committee discussed with the Company's internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 3, 2009, for filing with the SEC.

The Audit Committee has selected the Company's independent registered public accounting firm. Our Board has determined that Messrs. Flynn and Dries are "Audit Committee Financial Experts" under the requirements of the NYSE and the SEC.

  The Audit Committee:
  Frederick C. Flynn, Jr. (Chair)
  William Dries
  Charles L. Cooney

        The Audit Committee Report does not constitute soliciting material, and will not be deemed to be filed or incorporated by reference into any other Polypore filing under the Securities Act of 1933, as amended (referred to as the Securities Act), or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

2008 COMPENSATION

Executive Compensation

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the "Compensation Discussion and Analysis" section of this Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the "Compensation Discussion and Analysis" be included in this Proxy Statement.

  The Compensation Committee:
  Michael Graff
  Kevin Kruse
  Nick Howley

        The Compensation Committee Report does not constitute soliciting material, and will not be deemed to be filed or incorporated by reference into any other Polypore filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

Compensation Discussion & Analysis

  Compensation Philosophy

        In addition to the typical needs to attract, motivate, and retain talented executives, our compensation programs are specifically designed by the Compensation Committee to incentivize the Named Executive Officers to achieve short and long term performance goals. With this focus on performance based compensation, which was started before our IPO, we want the base pay of our executives to be slightly below the market median but provide significant annual bonus opportunity to reward operating performance. In addition, we believe that in order to align executives with the long term goals of our stockholders, we should have competitive long term equity plans in place. We are continuing to implement a compensation philosophy that is focused on achieving short and long term performance and maximizing stockholder value.

  Role of the Compensation Committee

        The Compensation Committee is responsible for determining our compensation and benefit plans generally, and establishes and reviews all compensatory plans and arrangements with respect to the Named Executive Officers. The Compensation Committee meets annually early in each fiscal year to evaluate the achievement of performance goals for the prior fiscal year, set new performance goals for the current fiscal year, and consider compensation increases. The committee also meets periodically to discuss compensation-related matters as they arise during the year. The Compensation Committee engaged ECG Advisors LLC as compensation consultants to advise on compensation design and policy. ECG was tasked with (i) assessing the philosophy and design of the pay program for senior executives at Polypore, comparing the Company's policies and practices on pay for senior executives to what are "best practices" and current and emerging trends in the field; (ii) focusing primarily on the compensation philosophy, pay-for-performance elements, and alignment-with stockholder aspects of the various incentive pay programs at Polypore and comparable companies, as well as US public companies generally; and (iii) determining competitive and defensible levels of pay for Polypore's senior executives.

   Components of Compensation for 2008

        For 2008, the compensation provided to the Named Executive Officers consisted of the same elements generally available to our non-executive employees, including base salary, annual bonus, equity-based compensation and other perquisites and benefits, each of which is described in more detail below. We believe that the mix of cash- and equity-based compensation, as well as the relationship of fixed to performance-based compensation, is properly balanced to further the compensation philosophy discussed previously.

  Base Salary

        The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Base salary for our Chief Executive Officer is set by the Compensation Committee effective January 1 of each year and for all other Named Executive Officers effective April 1 of each year. Our Chief Executive Officer provides recommendations to the committee for each Named Executive Officer other than himself. In making his recommendations, the Chief Executive Officer, in conjunction with the Senior Vice President, Human Resources, reviews compensation surveys published by Watson Wyatt and Salary.com and utilizes Equilar Inc. in order to have a better understanding of market compensation generally. In determining base salary for any particular year, the committee considers, in addition to the Chief Executive Officer's recommendations, individual performance for the prior year, the ratio of fixed compensation to overall compensation, and changes in the cost of living during the prior year.

  Annual Incentive Bonuses

        Annual incentive bonuses are intended to compensate executives for achieving our annual financial goals at corporate and business unit levels and for achieving measurable individual annual performance objectives. Our annual incentive bonus plan provides for a cash bonus, dependent upon our achieving a specified Adjusted EBITDA target, as defined in the Company's senior secured credit facilities, calculated as a percentage of the executive's base salary. The Compensation Committee approves the annual incentive award for each of the Named Executive Officers, with the Chief Executive Officer providing recommendations to the Compensation Committee for each Named Executive Officer other than himself. For 2008, the target bonus awards for each of the Named Executive Officers were as follows:

Name	Target Bonus (as a percentage of base salary)
Robert B. Toth	100%
Lynn Amos	70%
Pierre Hauswald	70%
Mitch Pulwer	70%
Josef Sauer	70%

        The incentive bonus pool for all Employee Incentive Program bonuses, including bonuses for the Named Executive Officers, is funded based on our level of achievement with respect to target Adjusted EBITDA, which is set at budget Adjusted EBITDA and for 2008 equaled $164.8 million. The Compensation Committee set the minimum threshold for funding the incentive bonus pool at an achievable, yet challenging, 90% of target Adjusted EBITDA. The minimum threshold for fiscal year 2007 was also 90% of target Adjusted EBITDA.

        Based on an actual Adjusted EBITDA of $175.7 million with additional adjustments, the incentive bonus pool for fiscal year 2008 was funded at 126%. In addition to this Company performance target, each business unit is assigned performance targets at the beginning of each fiscal year. Total funding of the incentive bonus pool is then allocated to each business unit relative to its performance within the Company, and the Compensation Committee adjusts the actual amount of each Named Executive Officer's bonus from the target bonus amount in respect of such year based upon the achievement of business unit and other individual goals and objectives set for each Named Executive Officer at the beginning of such year by our Chief Executive Officer. Due to this adjustment, the level of funding of the incentive bonus pool does not necessarily determine the percentage of target bonus achieved by any given Named Executive Officer.

        We have established target Adjusted EBITDA for purposes of funding the incentive bonus pool for the 2009 performance period consistent with our approved budgeted EBITDA. In addition, for fiscal year 2009, the minimum threshold for funding of the incentive bonus pool has been set at 90% of target.

        The actual amount of an executive's annual bonus in respect of such year will be increased or decreased from the target bonus amount based upon Company, business unit and individual performances. Actual 2008 bonus amounts are set forth in the Summary Compensation Table and were paid in March 2009.

  Long-term Equity Compensation

        To date, all of the long-term equity incentives granted to Named Executive Officers have been in the form of stock options, which we believe provide an effective incentive with respect to Company performance and an effective retention mechanism as a result of the applicable vesting mechanics of the awards. During 2006, we adopted our 2006 Stock Option Plan, which replaced our previous plan, in order to better align the equity ownership of our employees with our expectations for long-term Company performance. Options granted under the 2006 Stock Option Plan vest based upon the satisfaction of Adjusted EBITDA targets over the four-fiscal-year period beginning with fiscal 2006. Specifically, 50% of the awards are subject to annual vesting upon achievement of annual Adjusted EBITDA targets. The remaining 50% vest based upon the level of achievement of a cumulative EBITDA target for fiscal year 2009 of $581.0 million such that 10% of the remaining options vest for each whole percentage point that the cumulative EBITDA for fiscal year 2009 is in excess of 90% of the cumulative EBITDA target. We believe that linking stock option vesting to Adjusted EBITDA targets over time provides a more effective incentive and retention mechanism than time-based vesting alone.

        Additionally, all or a portion of the options granted will vest upon a change in control if certain of our stockholders receive annualized net rates of return on their investment. Pursuant to the 2006 Stock Option Plan, upon a change in control that results in a net rate of return of 20% to such investors, 70% of the total number of options held by each Named Executive Officer under such plan, including those already vested, shall then be vested, and an additional 6%, up to a total of 100%, of such options shall be vested for each whole percentage point that net rate of return is in excess of 20%. For purposes of the 2006 Option Plan, the IPO did not constitute a change in control. The number of options granted to each executive was determined by the Compensation Committee and was primarily based upon the executive's relative position within the Company as well as the executive's contribution to our operating results and his expected future contribution. The exercise prices of our stock option grants were set at the fair market value of a share of our stock at the time of the grant, with fair market values being determined by the Board using reasonable valuation methodologies in a manner consistent with the requirements of Section 409A of the Code for private company stock.

        Upon the adoption of the 2006 Stock Option Plan, all unvested awards outstanding under our 2004 Stock Option Plan were canceled, and all outstanding vested awards were made subject to the terms and conditions of the 2006 Stock Option Plan.

        During fiscal year 2007, we adopted our 2007 Stock Incentive Plan, that gave more flexibility to the Compensation Committee by allowing grants of a wide variety of equity awards to our key employees, directors and consultants, including nonqualified stock options, shares of restricted stock and other awards that are valued by reference to, or otherwise based on, the fair market value of our common stock. In addition, our 2007 Stock Incentive Plan provided greater flexibility to the Compensation Committee in setting vesting schedules of awards. This plan is intended to advance the Company's compensation objectives set forth in the "Compensation Philosophy" section above and reflected in the discussion of the 2006 Stock Option Plan above while giving the Compensation Committee more flexibility in choosing how to achieve our goals. The 2007 Stock Incentive Plan replaced our 2006 Stock Option Plan, and no future grants will be made under the 2006 Option Plan.

  Perquisites and Other Benefits

        The Named Executive Officers are eligible to receive the same benefits, including life and health benefits that are available to all employees. We also provide certain additional perquisites to the Named Executive Officers, on a case-by-case basis, including a car allowance, tax preparation services, reimbursement of relocation costs and tax gross-ups related to such reimbursement of relocation costs and insurance premiums. We believe that it is necessary to provide such perquisites given the competitive market for talent in our industry.

  Severance Benefits

        Each of the Named Executive Officers is entitled to receive severance benefits upon certain qualifying terminations of employment, based either on an applicable provision in such executive's employment agreement or pursuant to the terms of our Executive Severance Policy. These severance arrangements are intended to retain executives and provide continuity of management in connection with a threatened or actual change in control transaction.

Summary Compensation Table

        The following table shows information regarding the total compensation earned during the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were employed by us as of January 3, 2009, and whose total compensation exceeded $100,000 during that fiscal year.

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Robert B. Toth	2008	550,000	215,545	700,000	84,236	1,549,781
President, Chief Executive	2007	525,000	213,918	703,500	65,011	1,507,429
Officer and Director	2006	472,500	207,916	750,000	65,497	1,495,913
Lynn Amos	2008	280,577	58,463	255,000	22,273	616,313
Chief Financial Officer,	2007	270,077	58,201	252,000	18,000	598,278
Treasurer and Secretary	2006	259,231	44,065	294,000	16,540	613,836
Josef Sauer(4)	2008	310,916	60,953	280,000	98,696	750,565
Vice President and General	2007	281,549	60,681	270,000	101,708	713,938
Manager, Separations	2006	149,454	45,942	230,000	94,834	520,230
Media
Mitchell J. Pulwer(5)	2008	257,385	60,953	240,000	26,999	585,337
Vice President and General	2007	250,385	60,681	240,000	39,250	590,316
Manager, Energy Storage—	2006	174,327	45,942	253,000	43,363	516,632
Electronics
Pierre Hauswald	2008	249,231	58,622	190,000	42,271	540,124
Vice President and General	2007	235,385	58,361	250,000	52,051	595,797
Manager, Energy Storage—	2006	215,385	44,173	268,000	75,947	603,505
Transportation and
Industrial

(1)
Option awards consist of stock compensation expense related to grants made under the Polypore International, Inc. 2006 Stock Option Plan. The valuation of these options was based on the grant date fair value of the options calculated pursuant to FAS 123(R). Assumptions used in the calculation of the option's fair value are included in Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K filed on March 14, 2008.

(2)
Non-equity incentive plan compensation consists of incentive bonuses earned in 2007 and 2008 under our Employee Incentive Program, which were paid in March 2008 and March 2009, respectively.

(3)
All Other Compensation consists of the following items:

•
Mr. Toth—Fiscal year 2008: employer basic and matching 401(k) contributions of $18,400, tax gross-ups of $24,032, tax preparation fees of $13,934, car allowances of $12,000, life insurance and disability premiums of $9,341, attorney fees of $4,512 and dues of $2,017

•
Mr. Amos—Fiscal year 2008: employer basic and matching 401(k) contributions of $18,400, dues of $2,017, tax gross-ups of $1,722 and tax preparation fees of $134

•
Mr. Sauer—Fiscal year 2008: life insurance premiums of $67,542, car allowances of $21,602, relocation costs of $7,946 and statutory savings and vacation allowances of $1,606

•
Mr. Pulwer—Fiscal year 2008: employer basic and matching 401(k) contributions of $18,400, tax gross-ups of $3,822, tax preparation fees of $3,000 and dues of $1,777

  •
  Mr. Hauswald—Fiscal year 2008: employer basic 401(k) contributions of $18,400, airline tickets for family of $12,456, car allowances of $4,019, tax gross-ups of $3,946 and tax preparation fees of $3,450;

(4)
Mr. Sauer commenced his employment with us during June 2006. His annual salary was €200,000 in 2006, €205,600 in 2007 and €211,292 in 2008. Mr. Sauer was compensated in Euros. The 2006 compensation amounts shown in the table were translated into U.S. dollars using an exchange rate of $1.2810 per euro, which was the average exchange rate during Mr. Sauer's period of employment in 2006. The 2007 compensation amounts shown in the table were translated into U.S. dollars using an exchange rate of $1.3694 per euro, which was the average exchange rate during 2007. The 2008 compensation amounts shown in the table were translated into U.S. dollars using an exchange rate of $1.4715 per euro, which was the average exchange rate during 2008.

(5)
Mr. Pulwer commenced his employment with us during April 2006.

2008 Grants of Plan Based Awards Table

        This table discloses the potential future payouts under our non-equity incentive plan.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)

Name	Threshold ($)	Target ($)	Maximum ($)
Robert B. Toth	—	$550,000	—
Lynn Amos	—	$198,100	—
Josef Sauer	—	$207,600	—
Pierre Hauswald	—	$176,400	—
Mitchell J. Pulwer	—	$181,300	—

(1)
See "Annual Incentive Bonuses" in the "Components of Compensation for 2008" section of this Proxy Statement for further information regarding the variability of the payouts under the Employee Incentive Program and for how target amounts are determined as a percent of annual base salary.

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)		Option Exercise Price ($)	Option Expiration Date
Robert B. Toth	55,845	—		$5.24	7/6/15
	228,984	381,638	(1)	$5.24	6/15/16
Lynn Amos	56,607	103,785	(1)	$5.24	6/15/16
Josef Sauer	37,432	108,208	(1)	$5.24	6/15/16
Pierre Hauswald	44,036	104,117	(1)	$5.24	6/15/16
Mitchell J. Pulwer	37,432	108,208	(1)	$5.24	6/15/16

(1)
One-fifth of the options are subject to vesting upon the achievement of applicable annual Adjusted EBITDA targets for the 2009 fiscal years, and the remaining four-fifths of the options are subject to vesting on the achievement of applicable cumulative Adjusted EBITDA targets for the 2009 fiscal year. Options are also subject to accelerated vesting upon a change in control pursuant to which certain of our stockholders receive an annualized net rate of return on their investment starting at 20%, with all such options vesting upon receipt of an annualized net rate of return equal to or in excess of 25%.

Potential Payments Upon Termination or Change-in-Control

  Employment Agreements

        We are a party to an employment agreement with Mr. Toth, with a term that runs until July 6, 2009, and is automatically renewed for successive one year terms thereafter unless and until either party delivers notice of termination within 120 days of the expiration of the then current term. Mr. Toth's salary was $550,000 for 2008. Mr. Toth's salary can be increased (but not decreased) at the discretion of the Board. As of January 1, 2009 Mr. Toth's salary was increased to $565,000. Mr. Toth is also eligible to receive incentive bonus compensation with a target of not less than 100% of his base salary.

        If Mr. Toth resigns with good reason or is terminated without cause, or his employment term is not extended, his severance amount will be calculated based on two times his base salary and bonus (with bonus calculated using a 3-year average). Mr. Toth will also receive the continuation of benefits for him and his covered dependents for 24 months following such termination.

        If Mr. Toth's employment is terminated in anticipation of or within twelve months following a merger, consolidation or similar event, then, in lieu of the amounts described above, he will receive (a) an amount equal to the greater of his aggregate base salary payable for the remainder of his employment term or two times his current base salary and (b) an amount equal to two times the greater of his annual bonus from the preceding year or 50% of the current year's target annual bonus; and (c) continuation of employee benefits through the two-year period following such termination.

        We are also a party to an employment agreement with Mr. Sauer, with a term that runs until Mr. Sauer's retirement or until terminated by either party, with a required notice period of twelve months. Under the terms of the employment agreement, Mr. Sauer's annual salary was €200,000 in 2006. Mr. Sauer received salary increases to €205,600 during 2007 and €213,000 during 2008. Mr. Sauer is also eligible to receive incentive bonus compensation with a target of 70% of his base salary. Additionally, we have agreed to provide certain retirement benefits through the purchase of life insurance contracts for Mr. Sauer. In the event that we terminate Mr. Sauer, he will receive a severance payment equal to his current annual salary.

  Executive Severance Policy

        Each of our executive officers, other than Mr. Toth and Mr. Sauer, participates in our Executive Severance Policy, which provides severance benefits upon certain terminations without cause, including terminations in connection with a merger, consolidation or similar change of control event. The severance benefits consist of one year's base salary and medical benefits for the same term.

2006 Stock Option Plan

        Options granted under our 2006 Stock Option Plan typically vest based on the satisfaction of certain annual and cumulative performance criteria over the four-year fiscal period ended in fiscal 2009. Upon a change in control, all or a portion of the options that were granted under the stock option plan will vest if equity investors receive predetermined rates of return on their investment starting with a rate of return of 20%, with all options vesting if the rate of return is 25% or more. As of January 3, 2009, under the 2006 Stock Option Plan, there were stock options for 1,727,275 shares outstanding, of which 546,132 options were vested. As of January 3, 2009, under the 2004 Stock Option Plan, there were stock options for 192,829 shares outstanding, all of which were vested and are now subject to the terms of the 2006 Stock Option Plan.

   Tabular Summary

        The table below reflects the amount of compensation and benefits payable to each Named Executive Officer in the event of (a) termination for cause or without good reason, referred to as a voluntary termination, (b) termination other than for cause or with good reason, referred to as involuntary termination, (c) termination in connection with a change in control, (d) death, and (e) disability. The amounts shown assume that the applicable triggering event occurred on January 3, 2009, and therefore are estimates of the amounts that would have been paid to the Named Executive Officers upon the occurrence of such triggering event.

Name	Type of Payment	Voluntary Termination	Involuntary Termination		Change in Control(1)		Death		Disability
Robert B. Toth	Cash Severance	—	$2,565,667		$2,565,667		$565,000	(2)	$565.000	(2)
	Continued Benefits	—	$129,756		$129,756		$18,128		$18,128
	Stock Option Acceleration	—	—		$1,328,100		—		—
Lynn Amos	Cash Severance	—	$283,000		$283,000		—		—
	Continued Benefits	—	$9,064		$9,064		—		—
	Stock Option Acceleration	—	—		$361,172		—		—
Josef Sauer	Cash Severance	—	$296,603	(3)	$296,603	(3)	—		$95,843	(3)
	Continued Benefits	—	—		—		—		—
	Stock Option Acceleration	—	—		$376,564		—		—
Pierre Hauswald	Cash Severance	—	$252,000		$252,000		—		—
	Continued Benefits	—	$9,064		$9,064		—		—
	Stock Option Acceleration	—	—		$362,327		—		—
Mitchell J. Pulwer	Cash Severance	—	$259,000		$259,000		—		—
	Continued Benefits	—	$9,064		$9,064		—		—
	Stock Option Acceleration	—	—		$376,564		—		—

(1)
The Cash Severance amount listed would be payable only if the Named Executive Officer is terminated as a result of the change in control, which would be considered an involuntary termination. Upon a change of control that results in a Net Rate of Return (as defined in the 2006 Stock Option Plan) of 20% of more to our stockholders, 70% of all options will vest. The vesting percentage rises to 100% if the Net Rate of Return equals 25%. The stock option acceleration benefit assumes that a Net Rate of Return of 25% was achieved and was calculated as based on the difference between the fair market value of a share of Polypore International, Inc. stock at January 3, 2009 ($8.72) and the strike price of the unvested options ($5.24) multiplied by the number of unvested stock options held be each executive.

(2)
In the case of death or disability, Mr. Toth, or his estate, is entitled to receive his pro-rated bonus assuming we have achieved our performance targets. Mr. Toth and his dependents are also entitled to continued medical benefits for up to 24 months. Amounts shown assume we have achieved our performance targets, and Mr. Toth was employed until the last day of the fiscal year.

(3)
Amounts translated into U.S. dollars using the January 3, 2009 exchange rate of $1.3925 per Euro. Mr. Sauer is to receive €213,000 in severance upon his termination by the Company. He will also receive €68,828 if he becomes disabled.

2007 Stock Incentive Plan

        As discussed above, we adopted the 2007 Stock Incentive Plan to further our compensation goals, including to assist us in attracting, retaining, motivating and rewarding key employees, directors and consultants, and to provide the Compensation Committee with more flexibility when structuring executive compensation.

        The Compensation Committee administers our 2007 Stock Incentive Plan and is authorized to determine who will receive awards under the plan, as well as the form of the awards, the number of shares subject to the awards, the vesting and performance requirements related to awards, and other terms and conditions relating to such awards, each in accordance with the terms of the plan. The committee is also authorized to interpret the plan, to establish, amend and rescind any rules and regulations relating to the plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. The Compensation Committee may also delegate to our officers or employees, or other committees, subject to applicable law, the authority, subject to such terms as the Compensation Committee determines, to perform such functions, including but not limited to administrative functions, as the Compensation Committee may determine appropriate, including the appointment of agents to assist it in administering the plan. Any action of the Compensation Committee is final, conclusive and binding on all persons, including participants in the plan and their beneficiaries.

        The total number of shares of our common stock currently available for issuance or delivery under our 2007 Stock Incentive Plan is 1,395,471, subject to adjustment in the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar corporate transaction or event. For the purpose of determining the remaining shares of common stock available for grant under our 2007 Stock Incentive Plan, to the extent that an award expires or is canceled, forfeited, settled in cash or otherwise terminated without a delivery to the participant of the full number of shares to which the award related, the undelivered shares will again be available for grant. Similarly, shares withheld in payment of the exercise price or taxes relating to an award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an award shall be deemed to constitute shares not delivered to the participant and shall be deemed to be available again for future grants of awards under our 2007 Stock Incentive Plan. In order to qualify certain awards under the plan as "performance-based compensation" within the meaning of Section 162(m) of the Code, as of the first date required by Section 162(m) of the Code, no employee shall be eligible to be granted during any calendar year options or stock appreciation rights covering more than the maximum number of shares of stock then-available for issue under our 2007 Stock Incentive Plan.

        Options granted under our 2007 Stock Incentive Plan expire no later than the 10th anniversary of the applicable date of grant. The options will have an exercise price determined by the Compensation Committee at the time of grant, although options intended to not be considered "nonqualified deferred compensation" within the meaning of Section 409A of the Code, or to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, will have an exercise price that is not less than the fair market value of our stock on the grant date. The term "fair market value" is defined as the closing price of our stock as of any particular date on the principal national securities exchange on which our stock is listed and traded on such date, or if our stock is not listed on an exchange, the amount determined by the Board in good faith to be the fair market value.

        Our 2007 Stock Incentive Plan also expressly permits the Compensation Committee to grant shares of restricted stock, which generally refers to shares of our common stock that are subject to vesting conditions or other lapsing repurchase rights upon a termination of a recipient's employment, which conditions or rights are determined by the Compensation Committee at the time of award. Recipients of restricted stock awards generally have the rights and privileges of a stockholder as to such restricted stock, including the right to vote. Dividends paid on restricted stock shall be withheld by us for the holder's account, which account is subject to forfeiture to the same degree as the shares of restricted stock to which such dividends relate.

        The Compensation Committee may, in the event of a change in control, provide that any outstanding awards that are unexercisable or otherwise unvested may become immediately exercisable and otherwise fully vested. In addition, the Compensation Committee may, in its sole discretion, provide for the termination of an award upon the consummation of the change in control and the payment of a cash amount in exchange for the cancellation of an award, and/or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected award.

        The Board has the ability to amend or terminate our 2007 Stock Incentive Plan at any time, provided that no amendment or termination will be made that impairs the rights of the holder of any award.

Compensation of Non-Employee Directors

Non-Employee Director Compensation

        We pay our non-employee directors (that are unaffiliated with Warburg Pincus (referred to as the Non-Employee/Non-Warburg Directors), an annual retainer fee of $40,000, plus $2,500 for each Board meeting they attend and an award of $10,000 in restricted stock annually. In addition, we pay each of our Non-Employee/Non-Warburg Directors $5,000 per year for each Board committee for which they act as chair, except for the Audit Committee chair who receives $15,000. Additionally, with the exception of the restricted stock award, such directors can choose to have their compensation paid in the form of either cash or stock. The restricted stock awards will vest equally over a period of three years. We also may from time to time grant our Non-Employee/Non-Warburg Directors options to purchase shares of our common stock in amounts and upon terms to be determined by the Board. Other than Non-Employee/Non-Warburg Directors, we do not compensate our directors for serving on the Board or any of its committees. We do, however, reimburse each member of the Board for out-of-pocket expenses incurred in connection with attending Board and Board committee meetings.

        The following table shows information regarding the compensation paid to our Non-Employee/Non-Warburg Directors during the fiscal year ended January 3, 2009. Messrs. Graff, Kruse, Barr and Toth did not receive compensation for their service as directors. Mr. Toth's compensation as an executive officer of the Company is fully reflected in the Summary Compensation Table above.

2008 Director Compensation Table

Name	Fees Earned ($)		Stock Awards(1) ($)	Total ($)
W. Nicholas Howley	53,750	(2)	10,000	63,750
Frederick C. Flynn, Jr.	70,000	(3)	10,000	80,000
William Dries	52,500	(4)	10,000	62,500
Charles L. Cooney	37,500	(5)	10,000	47,500

(1)
Consists of restricted stock awards under the Polypore International, Inc. 2007 Stock Incentive Plan. The valuation of these shares was based on the grant date fair value of the shares calculated pursuant to FAS 123(R).

(2)
Fees for Mr. Howley consisted of $40,000 annual retainer and $13,750 in meeting attendance fees.

(3)
Fees for Mr. Flynn consisted of $40,000 annual retainer, $15,000 Audit Committee chair fee and $15,000 in meeting attendance fees.

(4)
Fees for Mr. Dries consisted of $40,000 annual retainer and $12,500 in meeting attendance fees.

(5)
Professor Cooney joined the Board effective as of April 8, 2008. Fees for Professor Cooney consisted of $30,000 prorated annual retainer and $7,500 in meeting attendance fees.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY
PROPOSALS, NOMINATION OF DIRECTORS AND
OTHER BUSINESS OF STOCKHOLDERS

        If a stockholder wants to include a proposal in our Proxy Statement and form of proxy for presentation at our 2010 Annual Meeting of Stockholders, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by us at our principal executive offices at 11430 N. Community House Road, Suite 350, Charlotte, North Carolina 28277-1591 by December 9, 2009. The proposal should be sent to the attention of the Secretary of the Company.

        Our Bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders outside of SEC Rule 14a-8 (and therefore not for inclusion in our proxy materials for such Annual Meeting of Stockholders). These procedures provide that nominations for director nominees or an item of business to be introduced at an Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2010 Annual Meeting of Stockholders between February 13, 2010 and March 15, 2010; except that in the event that the 2010 Annual Meeting is held before April 14, 2010 or after July 13, 2010, we must receive your notice no earlier than the 90th day prior to the 2010 Annual Meeting date and not later than the close of business on the later of (a) the 60th day prior to the 2010 Annual Meeting date, and (b) the 10th day following the day we announce the date of the 2010 Annual Meeting.

        The chairman of the 2009 Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

        The Board is not aware of any matters that are expected to come before the 2009 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the 2009 Annual Meeting, the Company intends to vote the proxies in accordance with their best judgment.

        Whether or not you plan to attend the 2009 Annual Meeting, please vote. No postage is required for mailing in the United States if you vote by mail using the enclosed prepaid envelope.

 DIRECTIONS TO MEETING LOCATION

Driving Directions From the Airport:

        Take the airport freeway to Billy Graham Parkway South (you will exit to your right) and continue approximately 8 miles. Take I-77 South to I-485 East, take Exit 61 Johnston Road and turn right onto Johnston Road. Turn right onto John J Delaney then right onto Brixham Hill Avenue. Ballantyne Business Center is located in the Hixon building located in the middle building of the three building court at the end of the drive (13850 Ballantyne Corporate Place).

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POLYPORE INTERNATIONAL, INC. 11430 NORTH COMMUNITY HOUSE ROAD, SUITE 350 CHARLOTTE, NORTH CAROLINA 28277 2009 ANNUAL MEETING OF STOCKHOLDERS The undersigned hereby appoints LYNN K. AMOS and JOHN J. O’MALLEY (collectively, the “Proxies”), and each of them, proxies, with full power of substitution and revocation, acting by majority of those present and voting or if only one is present and voting then that one, to vote the stock of Polypore International, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held May 14, 2009 and at any adjournments or postponements thereof, with all powers the undersigned would possess if present, with respect to the following: (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF POLYPORE INTERNATIONAL, INC. May 14, 2009 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE . 1. Election of Class II Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ONLY THE FOLLOWING NOMINEE (See instructions below) NOMINEES: William Dries Frederick C. Flynn, Jr. Kevin J. Kruse 2. Ratification of Ernst & Young LLP as Auditors: FOR AGAINST ABSTAIN In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the 2009 Annual Meeting of Stockholders and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If signed and no direction is given for any item, this proxy will be voted FOR the slate of directors described herein and FOR the ratification of Ernst & Young LLP as the Company’s auditors, and with respect to any other business as may properly be brought before the Annual Meeting and any adjournments thereof, in accordance with the judgment of the person or persons voting on such matter or matters. Please return your executed form as soon as possible in the envelope provided to Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “WITHHOLD AUTHORITY FOR ONLY THE FOLLOWING NOMINEE” and fill in the box next to each nominee you wish to withhold, as shown here: . Signature Date: Signature (if held jointly) Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.